Code of Ethics for Senior Financial Officers

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and its associated regulations, the Board of Directors approved and adopted a Code of Ethics for Senior Financial Officers, which is set forth below. As required, this code applies to the Company's principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions.

LEXARIA CORP.

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

General Philosophy

The honesty, integrity and sound judgment of Lexaria Corp. (the "Company") Senior Financial Officers is fundamental to our reputation and success. The professional and ethical conduct of the Senior Financial Officers is essential to the proper functioning and success of the Company.

Applicability

This Code of Ethics shall apply to the Company's Senior Financial Officers. "Senior Financial Officers" shall include the principal executive officers, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, including the Company's President and Chief Executive Officer, Chief Financial Officer, Principal accounting officer or Controller. IN the event of a change of an officer's title or designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included.

Standards of Conduct

To the best of their knowledge and ability, the Senior Financial Officers shall:

•	Act with honesty and integrity, including the ethical handing of actual or apparent conflicts of interest between personal and professional relationships;
•

Provide full, faire, accurate, timely and understandable disclosures in reports and documents that the Company files with or submits to the Securities and Exchange Commission ("Commission") and in other public communications made by the Company;

•	Comply with applicable governmental laws, rules and regulations;
•	Promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Board of Directors and to the appropriate person or persons identified by the Board of Directors;
•	Respect the confidentiality of information acquired in the course of employment;
•	Maintain the skills necessary and relevant to the Company's needs;
•

Promote, as appropriate, contact by employees with the chair of the Board of Directors for any issues concerning improper accounting or financial reporting of the Company without fear of retaliation; and

•	Proactively promote ethical and honest behavior within the Company and its consolidated subsidiaries.

All Senior Financial Officers are expected to adhere to this Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Commission on Form 8-K.

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